                                                                   EXHIBIT 10.73


                    AMENDED AND EXTENDED EMPLOYMENT AGREEMENT


         This Amended and Extended Employment Agreement ("Agreement") dated as of July 1, 2002 (the "Effective Date"), by and between Cendant Corporation, a Delaware corporation (the "Company"), and Henry R. Silverman (the "Executive").

         WHEREAS, the Executive has served as the Chairman of the Board and Chief Executive Officer and President of the Company or its predecessors and currently serves as such pursuant to an employment agreement that has been amended over the years to reflect the growth of the Company and the Executive's expanded responsibilities and duties (the "Prior Agreement"):

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company has been substantial and that the size and scope of the Company's operations have expanded significantly in recent years requiring increased executive management oversight and additional responsibilities for the Executive; and

         WHEREAS, the Board and the Executive desire to further amend and restate the Executive's employment agreement to extend the term of employment of the Executive and to provide the Executive with employment arrangements with the Company in the best interests of the Company and its stockholders and the Executive is willing to commit himself to serve the Company on the terms and conditions herein provided, which terms and conditions shall be considered for all purposes an extension of the Executive's Prior Agreement.


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         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the terms and conditions set forth below.

         1. TERM OF EMPLOYMENT. The employment of the Executive by the Company pursuant to this Agreement shall begin as of the Effective Date and shall end on December 31, 2012, subject to earlier termination as provided herein (the "Expiration Date") (such period from the Effective Date to the Expiration Date, the "Term").

         2. POSITION AND DUTIES. During the Term the Executive shall serve as Chairman of the Board and Chairman of the Executive Committee and President and Chief Executive Officer of the Company and shall report solely and directly to the Board. During the Term, the Executive shall at all times be the senior-most officer of the Company, with the duties, responsibilities and authority commensurate with chief executive officers of public entities of similar size, and in any case consistent with such duties, responsibilities and authority as have heretofore been his as Chairman and CEO. The Executive shall devote such time and effort as may be necessary and appropriate from time to time in the circumstances for the proper discharge of his duties and obligations under the Agreement.

         3. PLACE OF PERFORMANCE. In connection with the Executive's employment, the Company shall continue to provide him with an office, office furniture and office staff of his selection in midtown Manhattan of the New York City metropolitan area at the same level as currently provided for, which office shall continue to be his base of operations, except to the extent that the Executive may, at his election, render his services from other locations, and except for required travel on the Company's business. The Company shall pay all the


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Executive's reasonable business expenses which relate to the Company at such
Manhattan location.

         4. COMPENSATION AND RELATED MATTERS. (a) SALARY. During the Term, the Company shall pay the Executive an annual base salary at a rate of $3,300,000 per year, such salary to be paid in substantially equal semi-monthly or bi-weekly installments. Such annual salary shall be increased on each January 1, commencing January 1, 2003, during the Term (an "Adjustment Date") as follows: if the "Consumer Price Index" for the calendar month immediately preceding the applicable Adjustment Date shall exceed the Consumer Price Index for the corresponding month during the prior year, then such salary (as previously adjusted) shall be determined by multiplying the amount of such salary (as previously adjusted) by a fraction, the numerator of which shall be the Consumer Price Index for the calendar month immediately preceding the applicable Adjustment Date, and the denominator of which shall be the Consumer Price Index for the applicable month during the prior year. Each adjustment shall be made as promptly as practicable after publication of the Consumer Price Index for the month immediately preceding the applicable Adjustment Date. Immediately after such publication, the Company shall pay to the Executive such additional amount as shall be required to bring the aggregate of the semimonthly installments of the then current annual salary paid to the Executive on and after the applicable Adjustment Date up to the total dollar amount required by reason of such adjustment; thereafter, all monthly installments of the adjusted annual salary for the balance of the 12 months shall be made at the newly adjusted rate. In no event shall such annual salary (as previously adjusted) be decreased to reflect a decline in the Consumer Price Index. As used in this Agreement, "Consumer Price Index" shall mean the Consumer Price Index, Urban Wage Earners and Clerical Workers, Northeast Urban Size A, published by the Bureau of Labor Statistics of



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the United States Department of Labor. The applicable number in such Index, for purposes of this Agreement, shall be the number for "All Items" (which number for the month of March 2002 was 183.6). In the event a substantial change is made with respect to the information used to determine the Consumer Price Index, or in the event another publication is used because the Consumer Price Index is not published, appropriate adjustment shall be made in the corresponding numbers for prior periods so that after such adjustment the same result will be produced as would have resulted had there been no such change in the Consumer Price Index or had it continued to be published. Notwithstanding the foregoing, the Board may, during the Term, increase (but not decrease) the Executive's annual base salary from what would otherwise be payable hereunder.

         (b) EXPENSES. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including first-class travel accommodations (air and lodging) for business-related travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and approved by the Board. The Company shall provide the Executive with a car and driver. So long as the Company is in the car rental or car leasing business, the Company shall also continue to arrange to provide the Executive, in a manner consistent with past practice prior to the execution of this Agreement, access to and the use of "demonstration" and/or other vehicles used for product testing and evaluation at the Executive's request.

         (c) OTHER BENEFITS. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by the


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Company now or in the future to its senior- most management and key management employees, and nothing paid to the Executive under any plan, arrangement or perquisite presently in effect or made available in the future shall be deemed to be in lieu of the salary and other compensation payable to the Executive pursuant to this Section 4. Any payments or benefits payable to the Executive hereunder in respect of any year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which he is so employed. Without limiting the generality of the foregoing, the compensation, benefits and perquisites provided pursuant to this paragraph (c) shall (i) in no event be less favorable than such compensation, benefits and perquisites provided to the Company's Chairman of the Board of Directors (at such times as the Executive is not serving in such capacity) or the Chief Executive Officer (at all other times during the term of employment hereunder), (ii) provide the Executive with a level of benefits and perquisites no less favorable than those that are made available to chief executive officers of other comparable public companies, (iii) be no less favorable than the highest level of compensation, benefits and perquisites provided to the Executive currently under the Prior Agreement, and (iv) include
(A) use of an automobile driver and car service consistent with current practice as in effect prior to the execution of this Agreement and (B) priority use and scheduling of the Company aircraft as provided for in Section 4(h) below.

         (d) INDEMNIFICATION. In addition to any indemnification provided by the Certificate of Incorporation or By-Laws of the Company or otherwise (the indemnification provisions of which shall not be amended in any way to limit or reduce the level or nature of indemnification available to the Executive as a Director or officer of the Company during the



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


         Term from that in effect immediately prior to the execution of this Agreement), the Company shall indemnify and provide reasonable advances for expenses to the Executive, to the fullest extent permitted by the laws of the State of Delaware, if the Executive is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was an officer, director or employee of the Company or any subsidiary or affiliate thereof, in which capacity the Executive is or was serving at the Company's request, against expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement incurred by him in connection with such action, suit or proceeding. The Company shall at no cost to the Executive at all times include the Executive, during the Term and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors' and officers' liability insurance policy maintained by the Company, which policy shall provide such coverage as the Board may deem appropriate (but in no event less than the coverage as in effect prior to the execution of this Agreement). Any payments under this provision which are treated as taxable income to the Executive (in accordance with IRS rules and regulations) shall be grossed up for tax purposes at the Executive's then applicable federal, state and local tax rate.

         (e) BONUS. (i) In addition to the annual base salary provided for above in Section 4(a), the Company shall pay to the ----- Executive incentive compensation in an amount determined as follows (such amount, the "Annual Formula Bonus"):

         (A) FOR FISCAL YEAR 2002 FROM JANUARY 1, 2002 THROUGH TO THE EFFECTIVE
             DATE:

         The Company shall pay to the Executive an Annual Formula Bonus in an amount equal to seventy-five basis points (0.75%) of the Company's


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


         Adjusted EBITDA (as defined below) for Fiscal Year 2002 determined through to the Effective Date; PROVIDED, HOWEVER, that such bonus payment shall in no event exceed 150% of the pro rated annual base salary payable to the Executive through to the Effective Date.

         (B) FOR FISCAL YEAR 2002 FROM THE EFFECTIVE DATE THROUGH TO THE END OF FISCAL YEAR 2002 AND EACH FISCAL YEAR THEREAFTER

         The Company shall pay to the Executive an Annual Formula Bonus for any particular fiscal year (or part thereof) during the Term equal to the product of (I) sixty basis points (0.60%) multiplied by (II) the Company's Adjusted Pre-Tax Income (as defined below) for such fiscal year (or part thereof, and in the case of Fiscal Year 2002 Adjusted Pre-Tax Income shall be determined from the Effective Date through the end of Fiscal Year 2002); PROVIDED, HOWEVER, that such bonus payment shall in no event exceed the product of (x) $100,000 multiplied by (y) each penny of the Company's Adjusted Diluted Earnings Per Share (as defined below) for such fiscal year (or part thereof, and in the case of Fiscal Year 2002 Adjusted Diluted Earnings Per Share shall be determined from the Effective Date through the end of Fiscal Year
         2002).

         (ii) The aggregate Annual Formula Bonus due the Executive for Fiscal Year 2002 shall be the sum of the Fiscal Year 2002 bonus calculations provided for in subclauses (e)(i)(A) and
                  (e)(i)(B) above.

         (iii)    For purposes of this Agreement:

                  "Adjusted EBITDA" shall mean the Company's earnings before interest, taxes, depreciation and amortization for any applicable fiscal year as

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                  reflected on the Company's audited consolidated statements of income, but (A) adjusted for any extraordinary gains or losses or items of a non-recurring nature to the extent such may have otherwise been reflected in the Company's audited financial statements and any acquisition and integration costs arising in connection with or otherwise related to acquisitions or mergers undertaken by the Company and (B) including any budgeted EBITDA for the applicable fiscal year (or part thereof) attributable to any business division, unit or operation that was sold, transferred, spun-off, or otherwise disposed of during such fiscal year; "Adjusted Pre-Tax Income" shall mean the Company's income before taxes for any applicable fiscal year as reflected on the Company's audited consolidated statements of income, as the same may be adjusted by the Company's auditors, and further adjusted for any extraordinary gains or losses or items of a non-recurring nature to the extent such may have otherwise been reflected in the Company's audited financial statements and any acquisition and integration costs arising in connection with or otherwise related to acquisitions or mergers undertaken by the Company; and "Adjusted Diluted Earnings Per Share" shall mean the Company's diluted earnings per share as reflected on the Company's quarterly and/or annual press releases as the same may be adjusted by the Company's auditors, and including adjustments for any extraordinary gains or losses (net of taxes, per diluted share) or items of a non-recurring nature (net of taxes, per diluted share) to the extent such may have otherwise been


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

                  reflected in the Company's audited financial statements and any acquisition and integration costs (net of taxes, per diluted share) arising in connection with or otherwise related to acquisitions or mergers undertaken by the Company to the extent such may have otherwise been reflected in the Company's audited financial statements and/or press releases.


         (iv) The Annual Formula Bonus, with respect to any fiscal year of the Company, shall be paid to the Executive no later than ninety (90) days following the end of such fiscal year, or as soon as practicable thereafter if the amount of such Annual Formula Bonus cannot be determined by such date. Notwithstanding the foregoing, a prorated Annual Formula Bonus shall not be paid for a partial year if the Executive's employment is terminated for Cause pursuant to Section 6(a)(iii) or by a voluntary resignation pursuant to Section 6
                  (b).

         (f) OPTIONS AND RESTRICTED STOCK. During the Term, the Board or the Compensation Committee of the Board may grant options or restricted stock to the Executive from time to time on a discretionary basis, on such terms and conditions as the Board or Committee deems appropriate; provided that to the extent the terms and conditions of this Agreement conflict with or are otherwise inconsistent with the terms and conditions of any such stock option, restricted stock or other equity based award plan (including but not limited to the provisions regarding accelerated vesting of options or lapsing of restrictions on restricted stock), the terms and conditions of this Agreement shall govern and prevail.

         (g) LIFE INSURANCE BENEFITS. Subject to the terms and conditions of the Split-Dollar Agreements dated as of August 23, 2000 by and between the Company and the Executive and the Limited Collateral Assignments related thereto (the "Insurance Agreements"), the



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


Company shall maintain throughout the Term and following the termination or expiration of the Term for any reason and for the remainder of the Executive's life, one or more term life insurance policies on the life of the Executive in the aggregate face amount of $100 million. Any reference to the Executive's Amended and Restated Employment Agreement set forth in the Insurance Agreements shall be deemed to mean this Agreement. Nothing contained in this paragraph shall in any way reduce or alter the Executive's rights under the Insurance Agreements or reduce or alter the Company's obligations under the Insurance Agreements, including without limitation the Executive's right to name beneficiaries of the policies and the Company's obligation to make certain premium payments in respect of the policies. The Company represents and warrants that the terms of the Insurance Agreements are in conformance with the provisions of this Agreement.

         (h) USE OF AIRCRAFT. In order to ensure the accessibility and safety of the Executive during the Term, the Executive shall have priority scheduling on Company aircraft used for business purposes and Executive shall be entitled to any other use of Company aircraft in accordance with Company practice. The Company also shall reimburse Executive for all costs associated with the Executive's use of aircraft in accordance with the Company's policies, whether the aircraft is being chartered or is Company-owed. Any payments under this provision which are to be treated as taxable compensation to the Executive (in accordance with IRS rules and regulations) shall be grossed up for tax purposes at the Executive's then applicable federal, state and local tax rate.

         (i) REGISTRATION RIGHTS AND RELATED ASSISTANCE. During the Term and for so long thereafter as the Executive or his estate directly or indirectly own common stock, stock options or equity-based awards in the Company, (A) the Company shall file with the Securities



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and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements registering under the Securities Act of 1933, as amended (the "1933 Act"), the offer and sale of shares by the Company to Executive pursuant to stock options or other equity-based awards granted to Executive under Company plans or otherwise or, if shares are acquired by Executive in a transaction not involving an offer or sale to Executive but resulting in the acquired shares being "restricted securities" for purposes of the 1933 Act, registering the reoffer and resale of such shares by Executive, (B) the Executive shall have unlimited piggyback registration rights in connection with any proposed public offering by the Company (subject to any reasonable allocation requirements and/or restricted selling or blackout periods imposed by the Company or any applicable regulatory agency), and (C) to the extent the Executive (or his estate) determines to engage in an exempt sale of any common stock or other securities of the Company, the Company shall take all reasonable steps to cooperate with and assist the Executive (or his estate) in connection with such sale.

         5. ADDITIONAL POTENTIAL COMPENSATION. Nothing in this Agreement shall prohibit the Compensation Committee of the Company's Board of Directors from awarding additional compensation to the Executive if, in its sole discretion, the Compensation Committee determines that such a payment is warranted based upon the Executive's performance.

         6. TERMINATION. (a) The Executive's employment pursuant to this Agreement may be terminated by the Company only under the following circumstances:

         (i) DEATH. The Executive's employment shall terminate upon his death. If the Executive's employment is terminated pursuant to this paragraph his estate or legal representative shall receive his accrued annual base salary through the date his employment is terminated, an Annual Formula Bonus prorated for the period



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


                  ending on the date his employment is terminated and any other earned and accrued, but otherwise unpaid amounts (including, without limitation, any then unpaid Annual Formula Bonus). In addition, the Executive's eligible dependants shall be entitled to continued Health and Welfare Coverage (as defined below) for the remainder of their lives at the prevailing contribution rates applicable to Company employees receiving such Health and Welfare Coverage.

         (ii) DISABILITY. If, in the written opinion of a qualified physician selected by the Company and acceptable to the Executive (or the Executive's legal representative) the Executive shall become permanently and totally unable to perform his duties hereunder due to physical or mental illness, and has failed, because of such illness, to render, for at least six (6) consecutive months, services of the character contemplated by this Agreement, the Company may terminate the Executive's employment upon 30 days written notice to the Executive , and in such event, the Executive's employment with the Company shall terminate effective upon the 30th day after receipt of such notice (provided that the Executive shall not have returned to full-time performance prior to such time). If the Executive's employment is terminated pursuant to this paragraph, he shall receive a lump sum cash payment within 30 days of the date of termination in an amount equal to the sum of (A) the Executive's accrued and unpaid Base Salary through the date of termination and any earned but unpaid Annual Formula Bonus, (B) an Annual Formula Bonus for the fiscal year in which such termination occurred, prorated for the number of whole or partial months worked by the Executive in such year, but based upon the Company's then most current



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


                  financial forecast of pre-tax income for such fiscal year consistent with past practices, and (C) the greater of (I) the aggregate amount of Base Salary that would have been paid to the Executive for the remainder of the Term, assuming for purposes of this Section 6(a)(ii) that the Executive would have received for the remainder of the Term the highest annual Base Salary paid (or in the case of Base Salary due during the year of termination, payable) within five (5) years of the date of termination (the "Designated Base Salary"), or (II) the product of the Designated Base Salary multiplied by three
                  (3); PROVIDED THAT the amount of any Base Salary payable hereunder shall be reduced by the sum of (x) amounts that have been paid to the Executive under any Company-sponsored disability plan providing disability benefits to the Executive with respect to the disability giving rise to the termination pursuant to this Section 6(a)(ii) ("Covered Disability Payment") and (y) the present value, calculated in a manner reasonably acceptable to the Executive, of any Covered Disability Payment to be paid to the Executive. In addition, the Executive and his eligible dependants shall be entitled to continued Health and Welfare Coverage (as defined below) for three (3) years after the date of his termination ("3-Year Benefit Plan Coverage"), after which the Executive (and his eligible dependants) shall be eligible for the lifetime benefits provided for under Section 6(vi) of this Agreement.

         (iii) CAUSE. The Company may terminate the Executive's employment for Cause. As used in this Agreement, "Cause" shall mean: (A) the willful and continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental



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


                  illness) after written warning from the Board specifying in reasonable detail the breach(es) complained of; (B) fraud or willful misconduct that has a material detrimental effect upon the Company, as finally determined through arbitration or final judgment of a court of competent jurisdiction (which arbitration or judgment, due to the passage of time or otherwise, is not subject to further appeal); or (C) conviction of a criminal offense constituting a felony (which conviction, due to the passage of time or otherwise, is not subject to further appeal). For purposes of the foregoing, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act or failure to act that is authorized by the Board or pursuant to the advice of counsel and that is undertaken by the Executive for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in the best interests of the Company. The Executive's employment shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (I) reasonable notice setting forth the reasons for the Company's intention to terminate the Executive's employment for Cause,
                  (II) an opportunity for the Executive to cure any such breach during the 30-day period after the Executive's receipt of such notice, (III) a reasonable opportunity, at any time during the 30-day period after the Executive's receipt of such notice, for the Executive, together with his counsel, to be heard before the Board, and (IV) a Notice of Termination (as defined below) stating that, in the good faith opinion of not less than 75% of the



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                  disinterested Board members then in office, the Executive was guilty of the conduct set forth in clauses (A), (B) or (C) of the preceding sentence. For purposes of this Agreement, a "Notice of Termination" means a written notice which (x) indicates the specific termination provision of this Agreement relied upon, (y) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (z) specifies the termination date (which date shall be not less than ninety (90) days after the giving of such notice). On the termination date specified in a Notice of Termination duly delivered pursuant to this paragraph, the Executive's compensation and other benefits set forth in this Agreement (other than Section 4(d) and other than any compensation or benefit that shall have been earned or otherwise accrued but not been paid as of such date) shall terminate. For purposes of the foregoing, no certification by the Executive, as may be required by any governmental authority, of any periodic reports or other documentation filed by the Company under any applicable law, rule or regulation shall provide any basis for any alleged "Cause" hereunder so long as the Executive reasonably relied on the Company's disclosure and reporting procedures in connection with Executive's review of the periodic reports or other documentation underlying his certification and the Executive believed that his certification was accurate at the time made (such certification shall be referred to as a "Covered Certification").

         (iv) GOOD REASON. The Executive may terminate his employment for "Good Reason." As used in this Agreement, "Good Reason" shall mean: (A) the failure to elect


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                  and continue the Executive as Chairman of the Board and
                  Chairman of the Executive Committee or to nominate the Executive for re-election as a member of the Board; (B) the assignment to the Executive of duties, authorities, responsibilities and reporting requirements inconsistent with his position, or if the scope of any of the Executive's material duties or responsibilities as Chief Executive Officer and President of the Company is reduced or expanded to a significant degree without the Executive's prior consent, except for any reduction in duties and responsibilities due to Executive's illness or disability and except in the event the Board shall determine that the Executive shall no longer serve the Company in the capacity of President and/or Chief Executive Officer but permits the Executive to continue to serve the Company in the capacity of Chairman of the Board of Directors and Chairman of the Executive Committee; (C) a reduction in or a substantial delay in the payment of the Executive's compensation or benefits from those required to be provided in accordance with the provisions of this Agreement;
                  (D) a requirement by the Company or the Board, without the Executive's prior written consent, that the Executive be based in another location that is more than a 20-mile radius from the Executive's mid-town Manhattan offices as provided for under Section 3, other than on travel reasonably required to carry out the Executive's obligations under this Agreement;
                  (E) the failure of the Company to indemnify the Executive (including the prompt advancement of expenses), or to maintain directors' and officers' liability insurance coverage for the Executive, in accordance with the provisions of Section 4(d) hereof; (F) the Company's purported termination of the Executive's employment for Cause other



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


                  than in accordance with the requirements of this Agreement;
                  (G) a "Change of Control" as defined below shall have occurred; (H) the delivery to the Board of a written notice from the Executive stating that the Executive is unable to deliver a Covered Certification because either (I) the Company and/or its representatives have failed to cooperate or otherwise have prevented the Executive from completing such review as he deems necessary to deliver a Covered Certification or (II) the Company and/or its representatives have failed to address the Executive's reasonable concerns regarding the adequacy and completeness of the periodic reports or other documentation, or regarding the Company's disclosure or reporting procedures, as to which the Covered Certification relates, PROVIDED THAT in any such case the Board fails to cure to the Executive's satisfaction any of the matters addressed in subclauses (I) or (II) in a timely manner prior to when the Covered Certification would otherwise have been required to be filed; (I) the failure of any successor company to the Company to assume this Agreement in accordance with Section 9 hereof; and (J) any other breach by the Company of any provision of this Agreement. For purposes of this Agreement, "Change of Control" shall have the meaning set forth in the Company's 1993 Stock Option Plan as of the date hereof with respect to the definitions of a "Change-of-Control Transaction," subject to any subsequent modifications in such definitions that are more favorable to the Executive, PROVIDED THAT in any event "Change of Control" shall include the approval by the shareholders of the Company of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (I) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (II) after which no person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity.

          (v) OTHER. If the Executive's employment is terminated by the Company, other than as set forth in paragraphs (i), (ii) or
                  (iii) of this Section 6(a), or if the Executive terminates for Good Reason, then (A) the Company shall continue to make available to the Executive and his eligible dependants continued Health and Welfare Coverage (as defined below) until the later of the remainder of the Term or the 3-Year Benefit Plan Coverage period, unless the Executive shall theretofore deliver a written notice to the Company to the effect that he elects not to accept such other benefits (and provided that upon the expiration of this Agreement at the end of the Term, the Executive (and his eligible dependants) shall be entitled to the benefits set forth in Section 6(vi) hereof), (B) all stock options held by the Executive immediately prior to such termination, to the extent not theretofore fully vested and exercisable, shall become fully vested and exercisable and all shares of restricted stock held by the Executive immediately prior to such termination shall become fully vested and free of restrictions (PROVIDED THAT the vesting and exercisability of those stock options granted to the Executive on October 14, 1998 (the "1998 Option Grant") shall continue to be governed by the operative terms of the Prior Agreement applicable to the 1998 Option Grant, and (C) the Company shall pay to the Executive, on the date of termination, a lump sum cash payment equal to the sum of (I) the Annual Formula Bonus pro rated through the date of termination (the "Accrued Bonus") plus (II) the product of (x) the sum of (1) the Executive's annual base salary (as in effect immediately prior to such termination) plus (2) the Annual Formula Bonus, multiplied by (y) the greater of (1) the number of years (including partial years) remaining in the Term (determined immediately prior to such termination) or (2) 2.99. (the amounts payable to the Executive pursuant to preceding subclauses (I) and (II) shall be referred to as the "Termination Payment"). For purposes of determining the Termination Payment, the Annual Formula Bonus shall be calculated assuming the Executive is employed for the entire fiscal year in which such termination occurs, but shall be based upon the Company's then most current financial forecast of pre-tax income for such fiscal year consistent with past practices. Notwithstanding anything herein to the contrary, in the event the Board and the Executive agree that the Executive shall no longer serve the Company in the capacity of President and/or Chief Executive Officer, then so long as the Executive agrees to continue to serve the Company in the capacity of Chairman of the Board of Directors and Chairman of the Executive Committee, such change in position and duties shall not be deemed a termination of the Executive's employment by the Company within the meaning of this Section 6(a)(v). Notwithstanding any provision of this Agreement to the contrary, if the Executive is eligible under any other plan or arrangement for any additional benefit or payment in the event of a change of control of the Company then the Executive shall be entitled to receive such payment or benefit in accordance with the terms of such plan or arrangement.

         (vi) CERTAIN POST TERM BENEFITS AND OBLIGATIONS. (A) If the Executive's employment under this Agreement is terminated by the Company, other than as set forth in paragraphs (i) or
                  (iii) of this Section 6(a), or if the Executive terminates his employment for Good Reason under this Agreement, or upon the expiration of the Term (in each case, the "Post Term Period"), then (I) the Company shall provide to the Executive the Separation Benefits for the remainder of his life and/or the Separation Benefits Buyout, if applicable, each as defined below, and (II) for the remainder of his life, the Company agrees to maintain the Executive as an employee (but not an officer) of the Company, and the Executive agrees to keep himself reasonably available to the chief executive officer of the Company to render such advice and perform such services on behalf of the Company as may be reasonably requested by such chief executive officer (provided that the Executive shall not be required to render such advice or perform such services for more than ninety (90) days in any calendar year, subject to the Executive's reasonable availability) (such services, the "Post Term Services"), in consideration for which the Executive shall receive monthly payments from the Company in the amount of $83,000 (which amount shall be adjusted to reflect all increases in the Consumer Price Index following the Effective Date and to be adjusted annually following termination of the Executive's employment to reflect any increase in the Consumer Price Index from the preceding calendar year) (the

                  "Post Term Compensation"). The Company's obligations set forth in this Section 6(a)(vi) are not to be subject to setoff or reduction, PROVIDED, HOWEVER, that (x) the Company's obligation to continue to employ the Executive and pay any future Post Term Compensation not yet then accrued shall terminate if during the Post Term Period (1) the Executive should become totally and permanently unable to provide the Post Term Services, (2) absent a breach of this Agreement by the Company, the Executive is otherwise unwilling to continue to perform the Post Term Services, (3) the Executive is convicted of a criminal offense constituting a felony (which conviction, due to the passage of time or otherwise, is not subject to further appeal) or (4) the Executive is found to have breached the restrictive covenants set forth in this Agreement, if applicable, (y) the Company's obligation to pay and/or continue any Separation Benefits (as defined below) not yet then accrued shall terminate upon the occurrence during the Post Term Period of any of the events described in subclauses (2), (3) or (4) in clause (x) above (the "Benefit Termination Events") and (z) upon the occurrence of the event described in subclause (1) in clause (x) above, the Company shall only have an obligation to continue to provide Health and Welfare Coverage (as defined below) and no other component of the Separation Benefits (as defined below). (B) For purposes of this Section 6(a)(vi), the following benefits, services, facilities and perquisites shall constitute "Separation Benefits":

                  (I) all group and/or executive hospitalization, medical or health programs, dental, vision and disability insurance coverage (for himself and his eligible dependents) to the extent provided generally to all full-time employees of the Company, and/or to the extent provided additionally to all senior officers of the Company at no additional cost to the Executive or his family and/or dependents and on a basis no less favorable than was provided to him during his employment (collectively "Health and Welfare Coverage"), PROVIDED that the Executive executes appropriate enrollment materials;

                  (II) office space convenient to the Executive's primary residence and suitable in respect of the services which the Executive provides to the Company hereunder, along with suitable clerical support;

                  (III) access to Company-owned or leased aircraft or charter equivalent thereof on terms then applicable to senior executives of the Company;

                  (IV)     access to one Company-provided car and driver;

                  (V) appropriate personal security to be provided when traveling on Company business;

                  (VI) reimbursement for any properly documented business expenses incurred on behalf of the Company.


                  (C) In lieu of providing those Separation Benefits listed under Section 6(a)(vi)(B)(I) through (V), but not clause (VI), and including the Post Term Compensation, and provided a Benefit Termination Event has not occurred, the Company may elect to substitute one or more cash lump-sum payments to satisfy in full or in part any or all of such Company obligations to the Executive as provided for herein with respect to the Separation Benefits and Post Term Compensation (the "Separation Benefits Buyout"); PROVIDED the Company has provided thirty days' advance written notice to the Executive of its election hereunder. In the event of a Separation Benefits Buyout with respect to the Post Term Compensation, the Executive shall have no further obligation to provide the Post Term Services. The amount of any cash lump-sum payment to be made to the Executive with respect to the Separation Benefits Buyout shall be determined by reasonable agreement of the parties hereto, after providing good faith consideration to the following factors, to the extent applicable: (u) the historical and forecast cost to the Company for providing the applicable item; (v) the forecast cost to the Executive for purchasing a comparable replacement of the applicable item;
                  (w) any relevant actuarial considerations to the extent such items are required to be provided for the life of the Executive; (x) any appropriate adjustments to reflect net present value and/or inflationary considerations; (y) any appropriate adjustment to reflect the obligations of the Executive under Section 8; and (z) any relevant taxation considerations applicable to the Executive's receipt of a current lump-sum payment. The Company shall provide the Executive with all work papers supporting its determination and calculation of the Separation Benefits Buyout. Any disputes as to the amount to be paid in accordance with a Separation Benefits Buyout shall be settled by an independent third party reasonably acceptable to the parties hereto within sixty (60) days after submission of any such dispute by the parties, and shall be final and binding on all parties hereto. The Separation Benefits Buyout shall be in addition to, and not in lieu of, any other payments, severance or otherwise, owed by the Company to the

                  Executive. Any payment made in respect of a Separation Benefits Buyout shall be subject to the approval of the Company's Audit Committee. (D) Upon the occurrence of a Potential Change in Control or Change in Control during the Post Term Period, the Executive may elect to receive, and the Company shall be required to immediately pay to the Executive, the Separation Benefits Buyout as determined pursuant to this subparagraph (D). In the event the Executive makes the foregoing election, such election shall be accompanied by a written determination of a national accounting firm selected by the Executive setting forth the amount of the Separation Benefits Payout, after applying the factors and considerations set forth in subparagraph 6(a)(vi)(C) above, and the determination of such firm shall be final and binding on the Company. The Company shall bear all costs and expenses incurred in connection with the retention of such accounting firm.

         (vii) INTEGRATION. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Company is obligated to provide Health and Welfare Coverage and payments to the Executive pursuant to Section 6(a)(v)(A) and (C) as a result of a termination of the Executive's employment with less than three (3) years remaining in the Term, then the amount otherwise payable to the Executive pursuant to the foregoing provisions of this Section 6 shall be reduced so that the aggregate value of such Health and Welfare Coverage and payments (other than the portion of the Termination Payment attributable to the Accrued Bonus) shall not exceed the sum of the Executive's annual base salary (as in effect immediately prior to such termination) plus the Annual Formula Bonus determined pursuant to Section 6(a)(v), multiplied by 2.99.

         (b) RESIGNATION. If the Executive voluntarily resigns his employment under this Agreement during the Term (other than for Good Reason), the Executive's compensation and other benefits (other than those under Section 4(d) and other than any compensation or benefit that shall have accrued but not been paid as of the date of such resignation) set forth in this Agreement shall thereupon terminate.

         (c) RABBI TRUST FUNDED UPON POTENTIAL CHANGE IN CONTROL OR CHANGE IN CONTROL. In the event of a Potential Change in Control or Change in Control, the Company shall, not later than 15 days thereafter, have established one or more rabbi trusts and shall deposit therein cash in an amount sufficient to provide for full payment of all potential obligations of the Company that would arise assuming consummation of a Change in Control, or that have arisen in the case of an actual Change in Control and a subsequent termination of Executive's employment under Section 6(a)(iv) or Section 6(a)(v). Such rabbi trust(s) shall be irrevocable and shall provide that the Company may not, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company; PROVIDED, HOWEVER, that if no Change in Control has occurred within two years after such Potential Change in Control, such rabbi trust(s) shall at the end of such two-year period become revocable and may thereafter be revoked by the Company. For purposes of this Agreement, a "Potential Change in Control" shall be deemed to have occurred if, during the term of this Agreement: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(ii) any Person

(including the Company) publicly announces an intention to take or to consider taking action which if consummated would constitute a Change in Control; or
(iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

         7. ADDITIONAL EXCISE TAX PAYMENT. (a) Anything in this Agreement or in any other plan, program or agreement to the contrary notwithstanding and except as set forth below, in the event that (i) the Executive becomes entitled to any benefits or payments under this Agreement in connection with a termination of employment including any Post Term Compensation, Separation Benefits and/or Separation Benefits Buyout, and (ii) it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any Gross-Up Payments (as defined below) made hereunder, such payments being referred to herein as the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other certified public accounting firm as may be designated by the Executive and reasonably acceptable to the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change-of-Control Transaction, the Executive and the Audit Committee of the Company shall mutually agree to appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 7, shall be paid by the Company to the Executive within ten days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

         (i) give the Company any information reasonably requested by the Company relating to such claim,

         (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

         (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

         (iv) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 60 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (e) The provisions of this Section 7 shall be in addition to any rights to payment available to the Executive under the terms of the Tax Gross-Up Program and to the extent the provisions of this Section 7 are more favorable to the Executive than the terms of the Tax Gross-Up Program, the provisions of this
Section 7 shall control. The Company shall not terminate or amend the Tax Gross-Up Program without the Executive's consent.

         8. OTHER COVENANTS BY THE EXECUTIVE. (a) During the Restricted Period (as defined in Section 8(c)), neither the Executive nor any "Controlled Affiliate" will, without the prior written consent of the Board, in any way directly or indirectly hire or attempt to hire any person who, to the Executive's best knowledge, was employed at any time during the period commencing six months prior to the termination of the Executive's employment with the Company, as an officer or executive or professional employee of the Company or any of its subsidiaries or affiliates. As used in this Agreement, "Controlled Affiliate" means any company, partnership, firm or other entity as to which the Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

         (b) The Executive acknowledges that, through his status as Chairman of the Board, President and Chief Executive Officer of the Company, he has and will have possession of important, confidential information and knowledge as to the Company's business, including, but not limited to, knowledge of marketing and operating strategies, franchise agreements, financial results and projections, future plans, the provisions of important contracts entered into by the Company and possible acquisitions and divestitures. The Executive agrees that such knowledge and information constitute a vital part of the business of the Company and are by their nature trade secrets and confidential information (collectively, "Confidential Information"). The Executive agrees that he shall not, so long as the Company or any successor remains in existence, divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation any knowledge and information with respect to Confidential Information directly or indirectly useful in any aspect of the business of the Company. As used in the preceding sentence, "Confidential Information" shall not include any knowledge or information which (i) is or becomes available to others or the public, other than as a result of breach by the Executive of this Section 8(b), (ii) was available to the Executive on a nonconfidential basis prior to its disclosure to the Executive through his status as an officer of the Company or (iii) becomes available to the Executive on a nonconfidential basis from a third party (other than the Company or its representatives) who is not bound by any confidentiality obligation to the Company.

         (c) During the Restricted Period, neither the Executive nor any of his Controlled Affiliates will render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in business activities that are competitive with any business segment activities in which the Company or its subsidiaries or affiliates are engaged at the time of such termination (such competitive businesses being herein called the "Company Business"). During the Restricted Period, the Executive shall not, without the prior written consent of the Company, hold an equity interest in any firm, partnership or corporation which competes with the Company Business, except that beneficial ownership by the Executive (together with any one or more members of his immediate family and together with any entity under his direct or indirect control) of less than 1% of the outstanding shares of capital stock of any corporation which may be engaged in any of the same lines of business as the Company Business which stock is listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of the covenants in this
Section 8(c). As used in this Agreement, "Restricted Period" shall mean (i) if the Executive's employment with the Company shall be terminated for Cause or by the Executive's voluntary resignation (except any such resignation for Good Reason or arising from a breach of this Agreement by the Company), the period beginning on the date of such termination and ending on the second anniversary thereof and (ii) if the Executive's employment with the Company under this Agreement shall be terminated under any circumstances other than those to which clause (i) above applies, the period beginning on the date of such termination and ending on the later of (A) the second anniversary thereof or (B) the "Post Term Cessation Date" (as defined below). For purposes of the foregoing sentence, the "Post Term Cessation Date" shall mean the earlier of (I) the date that the Company ceases making payments of Post Term Compensation or ceases providing Separation Benefits in breach of this Agreement, or (II) the date that the Executive shall deliver a written notice to the Company to the effect that he elects not to accept such Post Term Compensation, unless the parties otherwise agree to a different expiration date for the Restricted Period in connection with the determination and payment of the Separation Benefits Buyout. Notwithstanding the foregoing, in the event the Separation Benefits Buyout is paid to the Executive covering all of the Executive's lifetime rights with respect to the Post Term Compensation and the Separation Benefits listed under Section 6(a)(vi)(B)(I) through (V), the Restricted Period shall terminate as of the Executive's death.

         (d) The Executive agrees that the provisions of Sections 8(a), (b) and
(c) may not be adequately enforced by an action for damages and that, in the event of a breach thereof by the Executive or any such other entity, the Company shall be entitled to seek injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation.

         9. SUCCESSORS: BINDING AGREEMENT. (a) This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of its rights or obligations hereunder without the prior written consent of the other. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         10. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be given either by hand delivery or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                      Henry R. Silverman
                      9 West 57th Street
                      New York, New York 10019

                  If to the Company:

                      Cendant Corporation
                      1 Campus Drive
                      Parsippany, New Jersey 07054
                      Attention:  General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Notice and communications shall be effective when actually received by the addressee.

         11. MISCELLANEOUS. (a) No provisions of this Agreement may be amended, supplemented, modified, cancelled or discharged unless such amendment, supplement, modification, cancellation or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive); and no provisions hereof may be waived except in writing so signed by or on behalf of the party granting such waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. The obligations of the Company, the Successor and the Executive under this Agreement, which by their nature may require either partial or total performance after the expiration of this Agreement or the termination of the Executive's employment (including, without limitation, under Sections 4, 6 and 7 hereof) shall survive such expiration and termination.

         (b) The Company represents and warrants to the Executive that: (i) the Company has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (iii) this Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms.

         (c) After a termination of employment for any reason, the Executive shall not be obligated to mitigate damages by seeking other comparable employment, and any payments or benefits payable or due to the Executive shall not be subject to reduction as a result of any compensation received from other employment or from any other source whatsoever.

         (d) The Company shall pay all reasonable attorneys' fees and related costs incurred by the Executive in connection with the negotiation of this Agreement.

         (e) The amounts required to be paid by the Company to the Executive pursuant to this Agreement shall not be subject to offset.

         12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled conclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. One arbitrator shall be selected by the Executive, one by the Company and the third arbitrator shall be selected by the first two arbitrators; PROVIDED THAT if the first two arbitrators cannot agree on appointment of the third, the American Arbitration Association rules shall govern the process for selection of the third arbitrator. Judgment may be entered on the arbitrators' award in any court having jurisdiction; PROVIDED, HOWEVER, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond. The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of the Executive's legal fees and expenses incurred in connection with such arbitration regardless of the outcome, except that the Executive shall have to reimburse the Company for his legal fees and expenses if the arbitrators find that Executive brought an action in bad faith.

         14. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and shall be deemed an extension of the

Prior Agreement and shall supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein (PROVIDED THAT the terms of the Prior Agreement shall survive and govern solely with respect to the vesting and exercisability of the 1998 Option Grant as provided for therein).

                           [signature page to follow]



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



           [Amended and Extended Employment Agreement Signature Page]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                           CENDANT CORPORATION


                                           By: /s/ James E. Buckman
                                              ---------------------------------
                                           Name:
                                           Title: Vice Chairman &
                                                  General Counsel


                                           HENRY R. SILVERMAN

                                           /s/ Henry R. Silverman
                                           ------------------------------------







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